Hudson Pacific Properties, Inc. Announces Fourth Quarter and Full Year 2013 Financial Results

Los Angeles, CA, February 26, 2014—Hudson Pacific Properties, Inc. (the “Company,” “we,” “us” or “our”) (NYSE: HPP) today announced financial results for the fourth quarter ended December 31, 2013.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended December 31, 2013 totaled $15.6 million, or $0.26 per diluted share, compared to FFO (excluding specified items) of $11.6 million, or $0.23 per share, a year ago. The specified items for the fourth quarter of 2013 consisted of expenses associated with the acquisition of our office portfolio in Seattle, Washington of $0.5 million, or $0.01 per diluted share, and an early lease termination payment from Bank of America relating to the Company’s 1455 Market Street property of $0.8 million, or $0.01 per diluted share. Specified items for the fourth quarter of 2012 consisted of expenses associated with the acquisition of The Pinnacle office property in Burbank, California of $0.2 million, or $0.00 per diluted share. FFO, including the specified items, totaled $15.9 million, or $0.27 per diluted share, for the three months ended December 31, 2013, compared to $11.4 million, or $0.23 per share, a year ago.

The Company reported a net loss attributable to common stockholders of $0.1 million, or $0.00 per diluted share, for the three months ended December 31, 2013, compared to net loss attributable to common stockholders of $5.9 million, or $(0.13) per diluted share, for the three months ended December 31, 2012.

“The fourth quarter was an extremely productive period for Hudson that included significant new long-term leases and groundwork for a major acquisition announced subsequent to the end of the quarter,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “Leasing remained active with the completion of new and renewal leases totaling 416,948 square feet during the quarter. Highlights included a new 15-year lease with Riot Games, Inc. for our entire 284,037 square-foot Element LA campus located in West Los Angeles, California. We also entered a new 12-year lease with Deluxe Entertainment Services Inc. for our entire 63,376 square-foot 3401 Exposition Blvd. property located in Santa Monica, California. These new leases represent long-term commitments from leading technology companies on terms well above our original expectations for these properties. Our success in attracting exceptional tenants like Riot Games and Deluxe continues to unlock our portfolio’s value potential.”

Mr. Coleman continued, “Subsequent to the end of the quarter, we announced the acquisition of an office and retail property known as 'Merrill Place' located in downtown Seattle’s Pioneer Square submarket, directly adjacent to Hudson’s First & King property. This acquisition represents an excellent opportunity to expand our footprint in one of the fastest growing submarkets for technology tenants in Downtown Seattle and leverage our operational, leasing and development expertise to create value for our shareholders.”

Fourth Quarter Highlights

•	FFO (excluding specified items) of $15.6 million, or $0.26 per diluted share, compared to $11.6 million, or $0.23 per share, a year ago;

•	Completed new and renewal leases totaling 416,948 square feet;

•	Stabilized office portfolio leased rate of 95.4% at December 31, 2013;

•	Obtained a four-year loan secured by the Element LA property, which upon full disbursement, will total $65.5 million, to fund costs associated with the renovation and lease-up of this property;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended December 31, 2013

Total revenue from continuing operations during the quarter increased 30.4% to $57.4 million from $44.0 million for the same quarter a year ago. Total operating expenses from continuing operations increased 12.3% to $47.0 million from $41.9 million for the same quarter a year ago. As a result, income from operations increased 378.5% to $10.4 million for the fourth quarter of 2013, compared to income from operations of $2.2 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with our segment operating results.

Interest expense during the fourth quarter increased 33.4% to $6.8 million, compared to interest expense of $5.1 million for the same quarter a year ago. At December 31, 2013, the Company had $931.3 million of notes payable, compared to $891.2 million as of September 30, 2013 and $582.1 million at December 31, 2012.

Segment Operating Results For The Three Months Ended December 31, 2013

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 43.4% to $47.7 million from $33.2 million for the same quarter a year ago. The increase was primarily the result of a $10.9 million increase in rental revenue to $35.2 million, a $2.1 million increase in tenant recoveries to $8.3 million, and a $1.5 million increase in parking and other revenue to $4.3 million, largely resulting from the acquisition of the Pinnacle I and Pinnacle II buildings by our joint venture with MDP/Worthe on November 8, 2012 and June 14, 2013, respectively, and our acquisition of the Seattle portfolio on July 31, 2013. The parking and other revenue for the fourth quarter of 2013 includes an early lease termination payment from Bank of America relating to the Company’s 1455 Market Street property of $0.8 million.

Office property operating expenses from continuing operations increased 31.6% to $19.2 million from $14.6 million for the same quarter a year ago. The increase was primarily the result of the acquisitions of the office properties described above.

At December 31, 2013, the Company’s stabilized office portfolio was 95.4% leased. During the quarter, the Company executed 19 new and renewal leases totaling 416,948 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 9.8% to $9.7 million from $10.8 million for the same quarter a year ago. The decrease was primarily the result of a $0.7 million decrease in other property-related revenue to $3.3 million, resulting from lower production activity compared to the same quarter a year ago and a $0.4 million decrease in rental revenue to $5.8 million, resulting from lower occupancy compared to the same quarter a year ago.

Total media and entertainment operating expenses decreased 5.2% to $6.0 million from $6.3 million for the same quarter a year ago, primarily resulting from lower production activity compared to the same quarter a year ago.

As of December 31, 2013, the trailing 12-month occupancy for the Company’s media and entertainment portfolio decreased to 69.9% from 73.7% for the trailing 12-month period ended December 31, 2012.

Combined Operating Results For The Twelve Months Ended December 31, 2013

For the twelve months of 2013, total revenue from continuing operations was $205.6 million, an increase of 28.1% from $160.5 million in the same period the prior year. Total operating expenses from continuing operations were $177.6 million, compared to $146.2 million in the same period a year ago. As a result, income from operations increased 96.0% to $28.0 million for the twelve months of 2013, compared to income from operations of $14.3 million for the same period a year ago. The revenue for the twelve months of 2013 includes early lease termination payments from Bank of America relating to the Company’s 1455 Market Street property of $1.6 million (after the write-off of non-cash items), with no comparable activity for the same period a year ago. Operating expenses for the twelve months of 2013 include a property tax reimbursement resulting from the reassessment of the Sunset Gower media and entertainment property of $0.8 million, compared to a supplemental property tax expense associated with our Technicolor property in the twelve months of 2012 of $0.9 million. The Company also had $1.4 million of acquisition-related expense during the twelve months of 2013, compared to $1.1 million of acquisition-related expense during the twelve months of 2012. Interest expense during the full year of 2013 increased 33.6% to $25.5 million from $19.1 million in the same period of 2012, primarily due to interest expenses for a full twelve months on the indebtedness associated with our First Financial and 10950 Washington properties, the increase in indebtedness associated with our 275 Brannan property financing on October 5, 2012, our 901 Market property financing on October 29, 2012, the indebtedness associated with the Pinnacle I and Pinnacle II buildings acquired on November 8, 2012 and June 14, 2013, respectively, and the indebtedness associated with the acquisition of the Seattle portfolio.

Balance Sheet

At December 31, 2013, the Company had total assets of $2.1 billion, including unrestricted cash and cash equivalents of $30.4 million. At December 31, 2013, we had $250.0 million of total capacity under our unsecured revolving credit facility, of which $155.0 million had been drawn.

Financings

On October 18, 2013, the Company closed a four-year loan with U.S. Bank, National Association, secured by the Company’s Element LA property, which upon full disbursement, will total $65.5 million. The loan bears interest at LIBOR plus 195 basis points and will mature on November 1, 2017, provided that the Company may extend such maturity for up to two one-year periods, subject to satisfaction of certain conditions. Proceeds from the loan are expected to be used to fund site-work, parking garage, base building, tenant improvement, and leasing commission costs associated with the renovation and lease-up of the property.

On November 1, 2013, the Company repaid a $33.7 million loan secured by the Company’s 625 Second Street property. That loan bore interest at a fixed rate of 5.85% and was scheduled to mature February 1, 2014. The repayment was made with proceeds from a draw under the Company’s unsecured revolving credit facility.

Leasing Activities

On October 22, 2013, the Company entered a new 12-year lease with Deluxe Entertainment Services Inc., a leading provider of services and technologies for the global digital media and entertainment industry, for its entire 63,376 square-foot 3401 Exposition Blvd. property located in Santa Monica, California. Commencement of the lease with Deluxe is scheduled for the third quarter 2014.

On November 4, 2013, the Company entered a new 15-year lease with Riot Games, Inc., a developer and publisher of premium, competitive online games, for the Company’s entire 284,037 square-foot Element LA campus located in West Los Angeles, California. The property is currently undergoing renovation and redevelopment. Commencement of the lease with Riot Games is scheduled for the second quarter of 2015.

Offerings (Subsequent to end of fourth quarter)

On January 28, 2014, the Company completed the public offering of 9,487,500 shares of its common stock (including 1,237,500 shares of its common stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full) at the public offering price of $21.50 per share. The net proceeds from the offering, after deducting underwriting discounts (before other transaction costs), were approximately $195.8 million. The Company contributed the net proceeds from this offering to its operating partnership to fund the acquisition of Merrill Place, development and redevelopment activities, potential acquisition opportunities and/or for general corporate purposes. Pending these applications, the Company’s operating partnership used the net proceeds from the offering to repay indebtedness outstanding under its unsecured revolving credit facility.

Acquisitions (Subsequent to end of fourth quarter)

On February 12, 2014, the Company acquired an office and retail property known as 'Merrill Place' located in downtown Seattle’s Pioneer Square submarket, directly adjacent to the Company’s First & King property. The property was acquired in an off-market transaction for a gross purchase price of approximately $57.7 million (before closing costs and prorations). Merrill Place consists of four interconnected brick and beam buildings spanning an entire city block and comprising approximately 179,000 square feet of office and ground floor retail, along with a 147-stall standalone parking structure. The property is currently 93% leased with approximately 52% of the leases scheduled to expire over the next four years. The Company intends to implement an extensive repositioning of the property, including lobby and common area upgrades, new tenant amenities, an elevator modernization, mechanical and electrical upgrades. Additionally, current zoning for the property allows for the potential development of a new office building fronting the soon to be improved Alaskan Way waterfront. The Company plans to commence the entitlement process immediately to allow for delivery of the new office building by 2017.

On February 5, 2014, the Company entered into a purchase agreement to acquire 3402 Pico Boulevard in Santa Monica, California for $18.5 million (before closing costs and prorations). 3402 Pico Boulevard consists of three contiguous parcels comprising nearly three acres. The Company estimates this site could support between 140,000 to 180,000 square feet of creative office space, including the complete refurbishment of an existing 40,000 square foot vacant office building. The Company’s goal is to fully redevelop the property into a state-of-the-art creative office campus. With the future Expo Light Rail stop at Olympic and Bundy within walking distance, close proximity to other major transportation thoroughfares, excellent visibility, and opportunity to deliver abundant outdoor amenities, 3402 Pico Boulevard is ideally suited for creative office users looking to be located in this already highly supply-constrained market. Subject to satisfaction of customary closing conditions, the Company anticipates closing this acquisition by the end of February 2014.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the fourth quarter of 2013. Both dividends were paid on December 30, 2013 to stockholders of record on December 20, 2013.

2014 Outlook

The Company is providing full-year 2014 FFO guidance in the range of $1.07 to $1.11 per diluted share (excluding specified items). This guidance reflects the acquisitions, financings and leasing activity referenced in this press release and all previously announced acquisitions, dispositions, financings and leasing activity, including the January 2014 common stock offering. The costs associated with the consulting arrangement with Howard Stern have been excluded from the guidance estimate as non-recurring costs. As is always the case, the Company’s guidance does not reflect or attempt to anticipate any impact to FFO from speculative acquisitions. The full-year 2014 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s fourth quarter 2013 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will conduct a conference call to discuss the results at 1:30 p.m. PT / 4:30 p.m. ET on February 26, 2014. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 13574631. International callers should dial (201) 689-8560 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. A replay of the call will also be available for 90 days on the Company’s Web site. For those unable to participate during the live broadcast, a replay will be available beginning February 26, 2014, at 4:30 p.m. PT / 7:30 p.m. ET, through March 5, 2014, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 and use passcode 13574631. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in the Pacific Northwest and Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets, including Los Angeles, Orange County, San Diego, San Francisco and Seattle. The Company’s portfolio currently consists of approximately 6.2 million square feet, not including undeveloped land that the Company believes can support an additional 1.6 million square feet. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 14, 2013, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Lasse Glassen
(310) 829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheet (In thousands, except share data)

	December 31, 2013	December 31, 2012
ASSETS	(Unaudited)	Audited
REAL ESTATE ASSETS
Land	$581,842	$478,273
Building and improvements	1,260,161	831,791
Tenant improvements	108,802	75,094
Furniture and fixtures	14,396	11,545
Property under development	70,129	23,961
Total real estate held for investment	2,035,330	1,420,664
Accumulated depreciation and amortization	(116,342)	(80,303)
Investment in real estate, net	1,918,988	1,340,361
Cash and cash equivalents	30,356	18,904
Restricted cash	16,750	14,322
Accounts receivable, net	8,253	12,167
Notes receivable	—	4,000
Straight-line rent receivables	22,030	12,732
Deferred leasing costs and lease intangibles, net	112,204	81,010
Deferred finance costs, net	8,577	8,175
Interest rate contracts	192	71
Goodwill	8,754	8,754
Prepaid expenses and other assets	5,170	4,588
Assets associated with real estate held for sale	—	54,608
TOTAL ASSETS	$2,131,274	$1,559,692

LIABILITIES AND EQUITY
Notes payable	$931,308	$582,085
Accounts payable and accrued liabilities	27,511	18,578
Below-market leases, net	45,441	31,560
Security deposits	6,022	5,291
Prepaid rent	7,651	11,276
Obligations associated with real estate held for sale	—	1,205
TOTAL LIABILITIES	1,017,933	649,995

6.25% series A cumulative redeemable preferred units of the Operating Partnership	10,475	12,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at December 31, 2013 and December 31, 2012, respectively	145,000	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 57,230,199 shares and 47,496,732 shares outstanding at December 31, 2013 and December 31, 2012, respectively	572	475
Additional paid-in capital	903,984	726,605
Accumulated other comprehensive loss	(997)	(1,287)
Accumulated deficit	(45,113)	(30,580)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,003,446	840,213
Non-controlling interest—members in Consolidated Entities	45,683	1,460
Non-controlling common units in the Operating Partnership	53,737	55,549
TOTAL EQUITY	1,102,866	897,222
TOTAL LIABILITIES AND EQUITY	$2,131,274	$1,559,692

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2013	2012	2013	2012
Revenues
Office
Rental	$35,174	$24,298	$124,839	$88,459
Tenant recoveries	8,253	6,173	25,870	22,029
Parking and other	4,260	2,778	14,732	9,840
Total office revenues	47,687	33,249	165,441	120,328

Media & entertainment
Rental	5,841	6,267	23,003	23,598
Tenant recoveries	566	527	1,807	1,598
Other property-related revenue	3,267	3,936	15,072	14,733
Other	56	58	235	204
Total media & entertainment revenues	9,730	10,788	40,117	40,133

Total revenues	57,417	44,037	205,558	160,461

Operating expenses
Office operating expenses	19,243	14,622	63,434	50,599
Media & entertainment operating expenses	6,016	6,347	24,149	24,340
General and administrative	4,757	3,749	19,952	16,497
Depreciation and amortization	16,994	17,144	70,063	54,758
Total operating expenses	47,010	41,862	177,598	146,194

Income from operations	10,407	2,175	27,960	14,267

Other expense (income)
Interest expense	6,797	5,094	25,470	19,071
Interest income	(10)	(157)	(272)	(306)
Acquisition-related expenses	454	236	1,446	1,051
Other income	(140)	(57)	(99)	(92)
	7,101	5,116	26,545	19,724
Income (loss) from continuing operations	3,306	(2,941)	1,415	(5,457)

(Loss) income from discontinued operations	(37)	(30)	1,571	451
Impairment loss from discontinued operations	—	—	(5,580)	—
Net (loss) income from discontinued operations	(37)	(30)	(4,009)	451
Net income (loss)	$3,269	$(2,971)	$(2,594)	$(5,006)

Net income attributable to preferred stock and units	(3,200)	(3,231)	(12,893)	(12,924)
Net income attributable to restricted shares	(71)	(69)	(300)	(295)
Net (income) loss attributable to non-controlling interest in Consolidated Entities	(78)	21	321	21
Net (income) loss attributable to common units in the Operating Partnership	(3)	310	633	1,014
Net loss attributable to Hudson Pacific Properties, Inc. common stockholders	$(83)	$(5,940)	$(14,833)	$(17,190)
Basic and diluted per share amounts:
Net loss from continuing operations attributable to common stockholders	$—	$(0.13)	$(0.20)	$(0.42)
Net (loss) income from discontinued operations	—	—	(0.07)	0.01
Net loss attributable to common stockholders’ per share—basic and diluted	$—	$(0.13)	$(0.27)	$(0.41)
Weighted average shares of common stock outstanding—basic and diluted	56,271,285	46,690,196	55,182,647	41,640,691
Dividends declared per share of common stock	$0.125	$0.125	$0.500	$0.500

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Reconciliation of net loss to Funds From Operations (FFO):
Net income (loss)	$3,269	$(2,971)	$(2,594)	$(5,006)
Adjustments:
Depreciation and amortization of real estate assets	16,994	17,144	70,063	54,758
Depreciation and amortization—discontinued operations	—	458	789	2,266
Impairment loss	—	—	5,580	—
FFO attributable to non-controlling interest in Consolidated Entities	(1,132)	(17)	(2,243)	(17)
Net income attributable to preferred stock and units	(3,200)	(3,231)	(12,893)	(12,924)
FFO to common stockholders and unit holders	$15,931	$11,383	$58,702	$39,077
Specified items impacting FFO:
Acquisition-related expenses	454	236	1,446	1,051
One-time property tax expenses/(savings)	—	—	(797)	918
Lease termination revenue	(753)	—	(1,591)	—
FFO (excluding specified items) to common stockholders and unit holders	$15,632	$11,619	$57,760	$41,046

Weighted average common stock/units outstanding—diluted	59,220	49,679	58,165	44,693
FFO per common stock/unit—diluted	$0.27	$0.23	$1.01	$0.87
FFO (excluding specified items) per common stock/unit—diluted	$0.26	$0.23	$0.99	$0.92